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                                                                    EXHIBIT 10.2



                            SHARED SERVICES AGREEMENT

This Agreement, including all Addenda hereto (collectively, the "Agreement"), dated as of November 1, 1999, is by and between WorldTravel Technologies, L.L.C. (the "WTT") and WorldTravel Partners I, L.L.C. ("WTP").

1. The Services. WTP's employees will provide various services to WTT as described in greater detail in the SCOPE ADDENDUM, attached hereto as Exhibit A (collectively, the "Services"). The individuals who provide the services will be referred to as "WTP Personnel". WTP is acting as an independent contractor in providing any and all services hereunder.

         Additional Services. WTT may desire that WTP perform additional services that are different from or in addition to, the Services ("Additional Services"). WTP will provide such Additional Services as WTT may reasonably request, upon such terms and conditions (including compensation terms) as are mutually agreed between the parties. Such terms shall be documented in the form attached hereto as the CHANGE ORDER REQUEST ADDENDUM, attached hereto as Exhibit
B. No charges or other compensation in respect of any Additional Services is provided for in the Monthly Charge. In no event shall WTP be obligated to perform any Additional Services that would cause it to be in conflict with any law, rule or regulation, or any internal WTP policy.

         Changes. The occurrence of (i) any event or transaction which significantly increases or decreases the size or nature of the operations of WTT that affects the scope, manner, nature or quantity of the Services or Additional Services or (ii) any change in any laws, rules or regulations that affects the scope, manner, nature or quantity of the Services or Additional Services shall be considered a change in the scope of services, and WTP and WTT shall promptly meet to negotiate an equitable adjustment in the fees payable to WTP. WTP shall have no obligation to commence work in connection with any change of the type described in either clause (i) or (ii) above until the fee impact of such change is agreed upon by the parties in writing. Each such change shall be documented in the form attached hereto as the CHANGE ORDER REQUEST ADDENDUM. If the parties are unable to agree upon a mutually acceptable adjustment, the matter shall be handled in accordance with the Section 8 (Dispute Resolution).

         Prior Approval by WTT of WTT-Related Commitments. If in the performance of its obligations hereunder, it is necessary for WTP to incur costs over and above those related to WTP's standard practices and procedures and such costs will exceed $50,000, which amount shall include any and all amounts contained in any contract commitments or obligations in excess of twelve (12) months, then WTP shall notify WTT in writing of the necessity of such expense and shall secure WTT's written approval prior to incurring such costs.

2.       Personnel.

         WTP Personnel. WTT and WTP are not joint employers for any purpose under this Agreement. WTP will determine how to staff its Services and Additional Services under this Agreement. WTP reserves the right to assign the personnel to perform the Services and Additional Services and to replace or reassign such employees. WTP Personnel may rotate between this engagement and other engagements of WTP.

         Employment of WTP Personnel. During the term of this Agreement and for any individual employee for six months following termination or resignation of such employee during the term of this Agreement, neither party shall employ, solicit or make any offers to employ any employees of the other in the performance of the Services or Additional Services, without the prior written consent of the original employing party. The original employing party shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the hiring party in an amount equal to one year's salary of any employee that the hiring party employs, solicits or offers to employ in violation of this Section.

3. WTT Responsibilities. WTP's performance is dependent upon WTT's timely and effective performance of WTT"s responsibilities under this Agreement and WTT' s timely decisions and approvals. The responsibilities and obligations of WTT under and pursuant to this Agreement include, but are not limited to, the following:

                  (a) Providing WTP with complete and accurate informatio required by WTP to perform its

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         Services and Additional Services in a timely manner and ensuring that all such information provided by WTT to WTP contains no material omissions, and is updated on a prompt and continuous basis;

                  (b) Making available, promptly after requested by WTP, management decisions, approvals, acceptances and such other information and assistance desired or required by WTP to perform its obligations under this Agreement;

                  (c) Establishing and maintaining WTTs policies (including finance, accounting and management information system policies) and an effective overall system of internal controls;

                  (d) Making WTTs employees available to and causing them to communicate with WTP and WTP Personnel during business hours as WTP may reasonably request; and

                  (e) Providing WTP with access to WTT's personnel who are ultimately responsible for supervising the Services (the
         "Supervisor(s)") at such times as WTP may reasonably request. WTP shall report to WTT's Supervisor(s) with respect to the performance of its obligations under this Agreement.

4.       Payments.

         Monthly Charge. On the first business day of each month during the term of this Agreement WTT shall pay WTP a monthly charge applicable to such month (the "Monthly Charge") for the Services. Fees related to any partial month shall be prorated. The Monthly Charge will be based on actual cost plus ten percent (10%). The actual costs for each component of the services provided hereunder are shown on Exhibit C. The Monthly Charge, which includes the ten percent (10%) fee, will be a fixed fee per month in the amount shown on Exhibit C. The fee for the first month shall be due and payable in advance on the date of execution of this Agreement.

         Out-of-Pocket Expenses. WTT shall reimburse WTP for pre-approved, reasonable actual out-of-pocket expenses, not already included in the monthly charge, (e.g., travel, lodging, supplies, etc.) incurred by WTP in connection with rendering the Services and Additional Services. WTP shall send WTT a monthly invoice for the aggregate amount of the WTP expenses during the preceding month, which invoice will describe and document such expenses in reasonable detail. Payment shall be due within ten (10) days following the date of WTP's invoice to WTT.

         Periodic Adjustment. For the first year following the Effective Date, within forty-five (45) days of the end of each quarter, WTP shall notify WTT of any difference between the then current Monthly Charge and the actual costs for the preceding quarter. If actual costs plus ten percent (10%) are greater than those that were used to calculate the Monthly Charge for the preceding quarter, WTP shall bill WTT for the difference. If the actual costs are less, WTP shall provide WTT with a credit for the difference. On each annual anniversary of the Effective Date WTP shall adjust the Monthly Charge to reflect any increase or decrease in the anticipated costs for the upcoming year. WTP shall notify WTT of the amount of any such adjustment no later than forty-five (45) days prior to such annual anniversary date. During the next twelve (12) months after such an adjustment, within forty-five (45) days of the end of each quarter, WTP shall notify WTT of any difference between the then current Monthly Charge and the actual costs for the preceding quarter. If actual costs are greater than those that were used to calculate the Monthly Charge for the preceding quarter, WTP shall bill WTT for the difference. If the actual costs are less, WTP shall provide WTT with a credit for the difference.

         Late Payment Charges. WTT shall pay a late payment charge, computed on a daily basis at the monthly rate of 1.5%, for any amounts not paid when due. Should a dispute arise over an invoice, WTT shall immediately pay the undisputed portion of the invoice and promptly pay the disputed portion (or applicable part thereof) if and when the dispute is resolved in WTP's favor.

         Taxes. In addition to the other charges payable under this Agreement, WTT shall be solely responsible for the payment of any taxes and duties based upon the facilities, assets and Services, any Additional Services and/or

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products provided by WTP, exclusive of any taxes based upon WTP's income. Both parties shall take all reasonable steps to minimize taxes, which might be assessed on either party based on the parties' performance hereunder.

5.       Term and Termination.

         Engagement Term. The term of this Agreement will begin on November 1, 1999 (the "Effective Date"), and will continue until the latter of (a) the fifth anniversary of the Effective Date, or (b) the date that this Agreement expires following the extension of its term (unless terminated sooner in accordance with this Agreement).

         Extension and Renewal. Unless terminated earlier, if upon the fourth anniversary of the Effective Date, the parties have not agreed to a written Amendment extending this Agreement, this Agreement shall terminate at the end of the fifth year of its initial five (5) year term.

         Termination for Cause.

                  (a) If WTT breaches any payment obligation under this Agreement, and such breach is not cured within 15 days of its receipt of written notice of such breach, WTP may immediately (i) suspend performance of the Services, (ii) change the payment conditions under this Agreement so that WTT must pay WTP weekly and in advance, or (iii) terminate this Agreement. If either party breaches any other material obligation under this Agreement, and such breach is not cured within 30 days after receiving written notice of the breach, the party not in default may immediately terminate this Agreement, provided however, that to the extent the matter has been submitted to the JOC (as defined in Section 6.1 below), the 30 day period shall be modified to fifteen days after the JOC has issued its determination. In addition, if WTT or WTP becomes or is declared insolvent or bankrupt, this Agreement shall immediately terminate without the requirement of notice to the insolvent or bankrupt party. Either party may also terminate this Agreement for the other party's non-compliance with applicable law relating to this Agreement, if such non-compliance is not cured within ten (10) days of the non-complying party's receipt of written notice of such non-compliance. WTP may immediately terminate this Agreement if it determines that a governmental or regulatory entity or entity having the force of law has introduced a new, or modified an existing, law, rule, regulation, interpretation or decision the result of which would render WTP's performance of any part of the Services illegal or otherwise unlawful.

                  (b) In the event of any breach by WTT, WTP shall have the right to suspend performance hereunder until such breach is cured or in reference to a monetary breach its insecurity is satisfied. This provision shall be in addition to and not in limitation of any other provision of this Section 5.

                  (c) If (i) WTT transfers ownership of substantially all of its assets, (ii) all or a controlling interest in WTT's voting stock is transferred, (iii) WTT merges with any other entity, or (iv) management or control of WTT is otherwise transferred to any third party, and such change(s) in control is to a competitor of WTP and was not the result of an initial public offering, then WTP may terminate this Agreement without liability to WTT by giving WTT one hundred and eighty (180) days written notice. Such termination may be given at any time within two months following notification to WTP that any such event has occurred.

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         Termination for Convenience. At any time during the term of this
Agreement WTT may terminate this Agreement for its own convenience, provided written notice of such termination has been delivered at least one hundred and eighty (180) days prior to the effective date of such termination. Except as expressly set forth above, neither party shall have any right to terminate this Agreement for convenience.

         Partial Termination. WTT may terminate this Agreement as to one or more of the covered Services without terminating as to the remainder of the Services. In the event of such partial termination, the monthly payment shall be adjusted to reflect the deletion of the terminated Services.

         Accrued Fees and Payment for Outstanding Obligations.

                  (a) In the case of any termination, WTP shall be entitled to payment for all services provided to WTT prior to such termination. The foregoing provisions of this Section 5 shall in no way limit WTP's other remedies, whether at law or in equity.

                  (b) If this Agreement is terminated for convenience by WTT, partially terminated by WTT, or terminated for cause by WTP, then WTT shall pay WTP such amounts as necessary to make WTP whole by covering all outstanding obligations incurred by WTP, which WTP would not otherwise have incurred but for this Agreement with WTT.

         WTP Obligations Upon Termination. In the event of termination of this Agreement by WTT, WTP will work together with WTT and, as requested by WTT any third party identified by WTT, to identify the information, materials and resources WTT and/or such third party is entitled to receive and to develop an overall plan for transitioning such items to WTT and/or the third party designated by WTT in accordance with the following provisions (collectively, "Termination Assistance"). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until WTP has completed its Termination Assistance. WTP will provide the Termination Assistance described below for a period of up to six months per WTT's written request, except as provided in this Section. WTP's obligation to provide Termination Assistance will be conditioned upon WTT paying to WTP all outstanding invoices prior to the commencement of any Termination Assistance and will be conditioned upon WTT continuing to pay when due any and all fees due hereunder during the Termination Assistance period. WTT shall pay WTP standard hourly rates and reasonable expenses for any Termination Assistance provided by WTP. This fee is in addition to any other payments required under this Agreement. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by WTP during such period. If WTT requests Termination Assistance beyond the available capacity of the WTP staff, such request will be treated as a request for Additional Services pursuant to
Section 1.1 and WTT will pay the agreed upon charge for such Additional Services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

WTP and WTT will jointly develop a plan (the "Transition Plan") to effect the orderly transition and migration to WTT or a third party designated by WTT from WTP of all services then being performed or managed by WTP under this Agreement (the "Termination Transition"). The Transition Plan will indicate the schedule on which WTP will turn over responsibility for each service to WTT or such third party. The Transition Plan will set forth the tasks to be performed by WTP and WTT, the time for completing such tasks and the criteria for declaring the transition "completed". The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. WTP will direct the execution of the Transition Plan. The Transition Plan will include the following tasks and such other tasks as may be agreed upon by WTP and WTT:

                  (i) Providing WTT or its designated third party access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in WTP's possession related to the Services.

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                  (ii)     Returning all WTT confidential and proprietary
                           information in WTP's possession, except for one copy which WTP may retain, subject to its confidentiality obligations, for internal recordkeeping purposes and for compliance with applicable professional standards.

                  (iii) Returning all WTT software to WTT or its designated third party with data and documentation. WTP will deliver to WTT all WTT data in a format applicable for use by WTT or its designated third party and will seek to minimize the amount of manual data entry or re-keying necessary in connection with the transfer of such data to WTT.

                  (iv) WTP will provide to WTT or the designated third party the opportunity to offer employment to any WTP employees who at the time of the expiration or termination was spending 75% or more of his/her time performing services exclusively for WTT. Such employment offer would provide for employment with WTT or the designated third party to be effective at the earlier of (A) the end of the agreed upon transition period, or (B) the date on which WTP is no longer responsible under the Transition Plan for any of the tasks performed by the WTP employee to whom WTT or the designated third party is making the offer of employment. With respect to personnel who were performing services for WTT and other WTP customers at the time of the expiration or termination, WTT or its designated third party will have the opportunity to offer employment to such WTP employees only if WTT obtains the prior written consent of WTP. For any WTP employee for whom WTP has given such written consent, employment with WTT or the designated third party will be effective at the end of the agreed upon transition period. WTP will provide appropriate training for those WTT or third party employees who will be assuming responsibility following expiration or termination for training and operation of the technology used by WTP to provide services to WTT.

                  (v) WTP will provide WTT or its designated third party with reasonably detailed specifications for any hardware which WTT or such third party will require to perform the services previously performed by WTP under this Agreement. In addition, WTP will offer to assign leases (if permitted by the lessor) or to sell hardware which at the time of the expiration or termination was dedicated solely to use for WTT. For any hardware acquired by WTT from WTP, WTP will provide reasonable assistance to WTT in connection with the de-installation, shipping (at WTT's expense), delivery and re-installation of such hardware. WTP shall sell such hardware to WTT at fair market value, but in no event shall such price exceed net book value.

                  (vi) WTP will assist WTT or its designated third party at WTT's expense, in acquiring licenses to any third party software which WTT or such third party will require to perform the services previously performed by WTP under this Agreement.

                  (vii) Subject to entering into a license agreement in form and substance reasonably satisfactory to WTP and WTT (and such third party if applicable), WTP will grant to WTT or its designated third party (as applicable) a perpetual, nontransferable, nonexclusive license to use any WTP-owned software which is application software (but not operating software or utilities) being used by WTP to provide services to WTT immediately prior to the termination or expiration of this Agreement (the "Licensed Programs"), subject to the following restrictions:

                           (A) Except to the limited extent required by natural disaster or similar emergency, the Licensed Programs will not be operated, directly or indirectly, by persons other than bona fide employees of WTT or its designated third party, or on equipment that is not leased or owned by WTT or such third party and is under


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                                    WTT's or such third party's control. Without
                                    limiting the foregoing, the Licensed
                                    Programs will not be utilized or operated by third-party processors.

                           (B) Only data of WTT will be processed utilizing the Licensed Programs.

                           (C) WTT will not allow the Licensed Programs, or any of the various components or modifications thereof, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge. Except to the extent required for normal operation of the Licensed Programs, WTT will not permit the Licensed Programs to be copied or reproduced, in whole or in part.

                           (D) The Licensed Programs are the valuable property of WTP and any violation in any material respect of any provision of the agreement for the Licensed Programs would cause WTP irreparable injury for which it would have no adequate remedy at law, and WTP will be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief will be in addition to, and in no way in limitation of, any and all other remedies or rights that WTP will have at law or in equity.

         Obligation To Minimize Damages. Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

6.0.     Designees.

         6.1 JOC Procedures. The following representatives will comprise a joint oversight committee (the "JOC") which will meet at least quarterly. The functions of such committee, among other things, will be to provide product direction, review and analyze changes in the market, prioritize resources to effectuate performance of the parties obligations hereunder, review and analyze the performance of the parties, and to review recommendations and suggestions to enhance service.

                  WTT Designee:        William J. Billiard

                  WTP Designee:       Timothy J. Severt

If a JOC Member resigns or leaves its employer, the party with a vacancy will promptly appoint a replacement.

         6.2 Management Representatives. Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

                  WTT:     President or CEO

                  WTP:     W. Thomas Barahm

                  If a Management Representative resigns or leaves its employer, the party with a vacancy will promptly appoint a replacement.

7.0      Service Performance.

         7.1 Report Contents. WTP will prepare (i) a listing of key service activities, and (ii) definitions of measurements of qualitative and quantitative service performance levels for each such key service activity, and will


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submit such listings and definitions to the JOC for approval. Such service performance levels will be used to measure WTP's and WTT's performance of their responsibilities under this Agreement.

         7.2 Performance Levels. WTP will deliver to the JOC for each calendar quarter (within thirty (30) days of the end of such quarter), commencing with the calendar quarter beginning October 1, 1999, service performance reports ("Service Performance Reports") that identify, for each JOC approved key service activity, the performance level for that activity. The JOC will review the parties' performance during the relevant time period (including but not limited to the information, contained in the Service Performance Reports), and will provide feedback to both WTT and WTP regarding the performance of their respective responsibilities under this Agreement. The JOC will also periodically review the definitions and measurements used in the Service Performance Reports and revise them as necessary to reflect the most appropriate measures of WTT and WTP performance. The failure by WTP to meet any service performance level shall not be considered a breach of this Agreement.

8.0      Dispute Resolution

         8.1 Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the JOC Representatives will attempt to reach an amicable resolution. If either JOC Representative determines that an amicable resolution cannot be reached, such JOC Representative shall submit such dispute in writing to the Management Representatives, who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

         8.2 Escalation. Except as otherwise provided in the termination provisions hereof, neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Paragraph 8.1. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a request from the other party to do so.

         8.3 Arbitration. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the parties may submit such matter to arbitration under the rules of the American Arbitration Association. If the parties resort to arbitration, no arbitrator shall be entitled to award punitive damages.

9.       Confidentiality.

         9.1 Definition. Each party may disclose to the other, orally or in writing, information that it considers proprietary and confidential, which (i) relates to its business operations, services and/or technical knowledge, and
(ii) has been designated as such (the "Confidential Information"). Each party represents that it has the right to disclose all information it makes available to the other. All Confidential Information communicated to either party ("Recipient ") by the other party ("Discloser ") under this Agreement shall be
(i) received in confidence, (ii) used only for purposes of this Agreement, and
(iii) protected in the same manner as such party protects its own confidential information of like kind (which shall be at least a reasonable manner). WTP will at all times comply with applicable professional standards with respect to WTT's Confidential Information.

         9.2 Subpoena. Recipient shall not disclose Disclosee's Confidential Information to any third party without the prior written consent of Discloser, except as may be necessary by reason of legal, accounting or regulatory requirements applicable to such party. If Recipient receives a subpoena or other valid administrative or judicial demand requiring it to disclose Disclosee's Confidential Information, Recipient shall provide Discloser prompt notice of such demand. Unless the demand shall have been timely limited, quashed or extended, Recipient shall thereafter be entitled to comply with such demand to the extent permitted by law.

         9.3 Exclusions. Confidential Information does not include, and the parties' confidentiality obligations do not apply to, information that: (i) is or becomes generally available to the public without breach by Recipient of its confidentiality obligations, (ii) is received by Recipient from a third party without restriction against disclosure,

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(iii) was known to Recipient without restriction prior to disclosure, or (iv) is independently developed by Recipient without use of Disclosee's Confidential Information.

         9.4 Retention. WTP may retain, subject to its confidentiality obligations, copies of WTTs Confidential Information required for internal recordkeeping purposes and for compliance with applicable professional standards.

         9.5 Contractors. Notwithstanding the foregoing, WTP shall have the right to disclose WTT's confidential information to, and/or allow access to such by, any of WTP's contractors, subcontractors, agents and/or other third parties supplying products, services or systems in support of WTP's obligations under this Agreement, provided that WTP shall require such contractors, subcontractors, agents and/or other third parties to execute an appropriate nondisclosure agreement.

10.      Proprietary Materials.

         10.1 Ownership. WTT shall be the exclusive owner of all data (the "Data") created in connection with this Agreement; provided that WTP may retain one copy of any Data for its files.

         10.2 Retention. Notwithstanding the foregoing, during the term of this Agreement and for a period of at least six (6) years thereafter or such longer period as may be required to meet applicable governmental or professional standards, WTT (i) will maintain and retain copies of all Data, and (ii) will afford WTP and its representatives access to the Data whenever it may reasonably request.

         10.3 Auditor Access. Upon WTT' s written request, WTP shall provide WTT's external auditors with access to WTT Data in WTP's possession as is necessary for WTT' s external auditor to conduct its audit; provided that the external auditor may not use or disclose any of WTP's proprietary methodologies which may be disclosed in the course of providing such access. WTP shall adhere to WTT' s written internal procedures and guidelines relating to the disclosure of WTT's data to such external auditors. If requested by WTT as Additional Services, WTP shall provide to such external auditors any assistance that they might reasonably require in connection with such audits. Subject to WTT approval and as part of the Additional Services to be separately agreed to, WTP shall make all reasonable changes requested by, and take any other reasonable action necessitated by, any such audit or examination. Access by any third party to WTP's tools, procedures or methodologies will be subject to the requirements of WTP's standard policies regarding granting access to its confidential information.

         10.4 Publications. Notwithstanding anything contained herein to the contrary, if WTT intends to publish or otherwise reproduce any of WTP's work product or to make reference to WTP in any document that contains other information, WTT agrees to (i) provide WTP with a draft of the document to review, and (ii) obtain WTP's written approval for inclusion of WTP's name or work product in such document before the document is printed and distributed.

11.      Representations, Warranties and Disclaimers.

         11.1 Capacity, Authorization and Effect of Agreement. Each party hereby represents and warrants to the other that:

                  a) Such party has all requisite power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and approved by such party, and this Agreement is a valid and binding agreement of such party enforceable in accordance with its terms;

                  b) The execution and delivery of this Agreement by such party, and the consummation by such party of the transactions contemplated herein, will not breach or violate the organizational documents or any material contract, agreement, instrument, judgment, law or license which is applicable to such party, or to which such party is bound; and

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                  c)       No consent, approval or authorization of, or notice
to, any governmental or regulatory authority or agency is required to be obtained by such party in connection with its execution, delivery and performance of this Agreement.

         11.2 Accuracy of Information. WTT warrants that all information (whether written or oral) and materials given or made available by WTT to WTP will be current, complete and accurate and shall not omit to state any material fact. WTT warrants that it will update such information on a prompt and continuous basis. WTP's ability to perform acceptably under this Agreement is expressly conditioned and contingent upon the foregoing warranty. WTP warrants that it shall use best efforts to meet or exceed the service performance levels set under this Agreement, including, but not limited to, accuracy and timeliness of information.

         11.3 Third-Party Consents. WTT warrants that it has obtained all third-party consents and security clearances that are needed to enable WTP to have access (on-site and remote) to all third-party products and assets to be utilized by WTP in providing the Services, including, without limitation, all consents needed for WTP to access and use any applicable WTT systems, hardware and software.

         11.4 Year 2000. WTT acknowledges that the programming assumptions made in the development of either (i) the computer hardware, software or other products owned, leased or otherwise used by WTT (the "WTT System") and/or (ii) the computer hardware, software or other products owned, licensed or otherwise used by any third party whose systems in any way interact with, exchange data with or are interdependent with any WTT System (the "Third Party Systems"), may prevent certain existing and future system functions in either the WTT System or Third Party Systems from performing as originally intended with respect to data, calculations and other processing relating to dates of January 1, 2000 and beyond (collectively, the "Year 2000 Problems "). WTT acknowledges that WTP shall have no obligation under this Agreement to correct any Year 2000 Problems, nor does WTP have any obligation to provide any type of Year 2000 advice or services (whether review, analysis, planning, implementation, remediation, project management or any other type of Year 2000 advice or services). To the extent WTT wishes to engage WTP to perform any such services, they must be mutually agreed to in a separately signed Year 2000 consulting services agreement or amendment between WTT and WTP. WTT AGREES THAT WTP HAS NO RESPONSIBILITY FOR ANY OF THE FOLLOWING WHICH RESULT FROM ANY YEAR 2000 PROBLEM:
(I) ANY INACCURACY IN THE PERFORMANCE OF THE SERVICES OR ADDITIONAL SERVICES;
(II) ANY DELAY IN THE PERFORMANCE OF THE SERVICES OR ADDITIONAL SERVICES; OR
(III) ANY INABILITY TO PERFORM THE SERVICES OR ADDITIONAL SERVICES.

         11.5 WTP represents that it has a backup plan in place consistent with industry standards to recover all data and information necessary for the performance of the Services hereunder in the event of a failure of WTP's computer systems and/or functionality in such a manner as to adversely impact WTP's standard operating procedures.

         11.6 WTT shall not resale the Services or Additional Services provided hereunder to any third party without the prior written consent of WTP.

         11.7 DISCLAIMERS. THE WARRANTIES SET FORTH IN THIS SECTION ARE THE PARTIES' ONLY WARRANTIES CONCERNING THE SERVICES, ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, AND ARE SUBJECT TO THE LIMITATIONS ON LIABILITY SET FORTH HEREIN.

12.      Indemnification.

         12.1 Indemnification by WTP. WTP shall indemnify and hold WTT, its directors, officers, employees and affiliates harmless against, and will reimburse WTT for, any payment, loss, cost or expense (including reasonable attorneys' fees) incurred by WTT from any third-party claim or suit asserted against WTT at any time after the Effective Date in respect of:

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                  a)       the death or bodily injury of any person or damage to
real and/or tangible personal property arising pursuant to the performance of WTP's obligations under this Agreement to the extent such death, injury or damage is proximately caused by the negligence or willful misconduct of WTP or its employees; and

                  b) the infringement of the intellectual property or contractual rights of any third party resulting from WTT's use of work products created by WTP under this Agreement. Notwithstanding the foregoing, WTP will not indemnify WTT if the claim of infringement is caused by (1) WTT's misuse or modification of WTP's work products; (2) WTT's failure to use corrections or enhancements made available by WTP; (3) WTT's use of WTP's work products in combination with any product or information not owned or developed by WTP; (4) WTT's distribution, marketing or use for the benefit of third parties of WTP's work products; or (5) information or materials provided by WTT or any third party.

         12.2 Indemnification by WTT. WTT shall indemnify and hold WTP its partners, employees and affiliates harmless against, and will reimburse WTP for, any payment, loss, cost or expense (including reasonable attorneys, fees) incurred by WTP frorn any third-party claim or suit asserted against WTP at any time after the Effective Date in respect of:

                  a) the death or bodily injury of any person or damage to real and/or tangible personal property at WTT's facilities or arising pursuant to the performance of WTT's obligations under this Agreernent, to the extent such death, injury or damage is proximately caused by the negligence or willful misconduct of WTT, its employees, or agents;

                  b) the infringement by WTP of the intellectual property and contractual rights of any person or entity resulting from the use of any of WTTs information, data or software or third-party software in the performance of the Services or any Additional Services. Notwithstanding the foregoing, WTT will not indemnify WTP if the claim of infringement is caused by (1) WTT's failure to use corrections or enhancements made available by WTT; (2) WTT's use of WTT's materials and information in combination with any product or information not owned, developed or provided by WTT; (3) WTT's distribution, marketing or use for the benefit of third parties of such materials and information, or (4) information or materials provided by WTP;

                  c) any claim by any third party relating to the conduct of WTTs functions and operations occurring prior to the Effective Date;

                  d) any claim by any of WTT's employees or former employees;

                  e) the failure of WTT to obtain any consent relating to WTP's use of any third-party products in connection with this Agreement;

                  f) any claim arising out of or relating to any Year 2000 Problem;

                  g) any claim or suit attributable to knowing misrepresentations by WTT management; and

                  h) any claim by any third party (including, without limitation, any claim by any governmental authority) arising out of or relating to WTT's Services or any Additional Services or the use by WTT of any deliverable item unless such claims are finally determined to have resulted solely from the gross negligence or willful misconduct of WTP or its employees.

         12.3 Conditions of Indemnification. To receive the foregoing indemnities, the Party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit Neither party shall have any obligation to indemnify the other under any settlement made without its written consent.


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13.      Remedies.

         13.1 Limitation Period. Neither party may assert against the other any claim in connection with this Agreement unless the asserting party has given the other party written notice of the claim within one (1) year after the asserting party first know or should have known of the facts giving rise to such claim.

         13.2 Release. Because of the importance of management's representations to WTP with respect to WTT's ability to perform its Services and Additional Services, WTT agrees to release WTP and its personnel from any liability and costs relating to the Services and/or Additional Services hereunder which liability and costs are attributable to any misrepresentation made by WTT management.

14.      Miscellaneous.

         14.1 Binding Nature and Assignment; Subcontract. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld.

         14.2 Notices. Notices under this Agreement shall be deemed given when delivered by hand, on the fifth business day after such notice is deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent via facsimile and sent to the following address:

  WTT: WorldTravel Technologies, L.L.C.    WTP: WorldTravel Partners I, L.L.C.
       6 W. Druid Hills Road                    1055 Lenox Park Boulevard
       Atlanta, GA  30329                       Atlanta, GA  30319
       Attention: Ralph Manaker                 Attention: Timothy J. Severt
                  General Counsel

Either party may change its address by giving the other written notice of the new address.

         14.3 Relationship of Parties. WTP is acting as an independent contractor in providing its services. WTP Personnel shall remain WTP's employees for all purposes including but not limited to determining responsibility for all payroll-related obligations. WTP shall at all times be responsible for supervising, directing and coordinating the professional responsibilities and duties of all WTP Personnel in respect of their performance of all services under this Agreement. WTP Personnel are not intended to be "leased employees" as that term is defined under the Internal Revenue Code. Except as otherwise expressly provided in this Agreement, WTP does not undertake to perform any obligations of WTT whether regulatory or contractual or to assume any responsibility for the management of WTT's business.

         14.4 Headings. The section headings used herein are for convenience only and shall not affect the interpretation hereof.

         14.5 Force Majeure. Neither party shall be liable for any delays or failures in performance due to circumstances beyond its control, including failures of computers, computer related equipment, hardware or software.

         14.6 Severability. If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         14.7 Waiver. No delay or omission by either party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power or be construed as a waiver thereof. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach.

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         14.8     Publicity. All media releases, public announcements and public disclosures by either party relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by the parties prior to such release.

         14.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the Services and supersedes all prior agreements and understandings. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

         14.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         14.11 WTP-Developed Software. Any software developed by WTP in providing Services or Additional Services is outside the scope of this Agreement and therefore, absent written agreement to the contrary, will be the property of WTP.

         14.12 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement.

         14.13 Third-Party Claims. This Agreement has been entered into for the sole benefit of WTT and WTP, and in no event shall any third-party beneficiaries be created thereby.

         14.14 Survival. The terms of Sections 4 (Payments), 5 (Term and Termination) 8 (Dispute Resolution), 9 (Confidentiality), 10 (Proprietary Materials), 11 (Representations, Warranties, and Disclaimers) 12
(Indemnification) 13 (Remedies) and 14 (Miscellaneous) of this Agreement shall survive the termination of this Agreement.



                         (SIGNATURES ON FOLLOWING PAGE)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WorldTravel Partners I, L.L.C.                 WorldTravel Technologies, LLC

By: /s/ Danny Hood                             By: /s/ Ralph Manaker
   ---------------------------                    ---------------------------

Title:  President                              Title:  President
      ------------------------                       -------------------------
        Danny Hood                                     Ralph Manaker




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                           EXHIBIT A: SCOPE ADDENDUM


























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                    EXHIBIT B: CHANGE ORDER REQUEST ADDENDUM










































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                                EXHIBIT C: FEES




































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